UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 7, 2010

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois 60602

(Address of principal executive offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on June 4, 2010.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: May 2010

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through May 5, 2010. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Morningstar Advisor Workstation

1.    With the new release of Advisor Workstation 2.0, I was wondering if you could highlight some of the enhanced features for the non-user. Why are these changes going to be useful to your advisor customer? Have you seen any early uptake on 2.0? Is there a price differential? What are the most significant enhancements? How can you upgrade it later? Will this be an ongoing effort in terms of updates/upgrades, or will you keep the existing platform for years before changes are made?

We introduced Morningstar Advisor Workstation nine years ago, and have made many enhancements over the years to the existing platform. However, to better serve clients and advisors’ needs, we recently made significant technology upgrades and launched a new version that features more intuitive navigation, increased flexibility, and enhanced functionality.

We added a new home page, user interface, and dozens of new features to increase usability, allowing advisors to manage their workflow more efficiently. We’ve also improved the look and feel of Advisor Workstation. We based most of the updates on feedback from current and prospective clients. One of the most requested new features we added is the ability to work collaboratively via file sharing with other Advisor Workstation users, either within a group office or across multiple offices.

All of the core capabilities available in the previous version —investment planning, client presentation, portfolio analysis, hypothetical illustration, and investment research tools—are still available in Advisor Workstation 2.0.

New clients will be set up on Advisor Workstation 2.0 from day one. We’ll be migrating existing clients to the new system over time, depending upon their current package and which new modules they want to include. We expect to fully migrate all clients to the new platform within 18 months.

Generally we try to incorporate a modest price increase into most renewals, depending on current pricing for new clients and the previous price paid by the customer. We expect to continue this approach with Advisor Workstation 2.0 and believe that the additional functionality provided will help justify such an increase at the next renewal. However, Advisor Workstation 2.0 itself will not necessarily be priced higher than the earlier version.

Regarding what we can upgrade later, we continuously enhance all of our software platforms as we add data to our databases, expand our analyst research, and develop new features and capabilities. Some of our longer-term plans for Advisor Workstation include building a more comprehensive Planning Module, offering real-time data and tools, and expanding middle- and back-office functionality.

2.    The upcoming upgrade for Advisor Workstation seems significant. Will the price of the product be raised meaningfully given the added features?

As mentioned in our response to the previous question, we generally incorporate a moderate price increase into most Advisor Workstation contract renewals, and we believe the expanded features and functionality will help justify this type of increase. As always, we base our pricing on modules used and the number of guaranteed users.

3.    Do you have any estimate of Advisor Workstation’s penetration in the U.S. financial advisor market?

We currently have about 154,500 users for Morningstar Advisor Workstation, which represents about one out of every four financial advisors in the United States.

4.             Do you have any estimate of Advisor Workstation’s market share in the United States vs. competing products?

It’s difficult to estimate our market share for Morningstar Advisor Workstation because the product includes a wide range of functionality, including modules for research, planning, client presentations, hypothetical illustration, and portfolio analysis. There are many niche competitors that offer portions of this functionality, but only one we’re aware of (Thomson Reuters) that offers a similar range of functionality in one platform. Internal development could also be considered a competitor for Advisor Workstation. Some larger broker/dealers develop their own tools and platforms to deploy enterprise-wide with their affiliated financial advisors, so we consider those to be competitors as well.

5.             To what degree is Advisor Workstation a global product or could it be one?

We offer Morningstar Advisor Workstation in many countries outside the United States, and we’ve developed the platform to support multiple currencies and multiple languages. About 10% of the product’s revenue was from outside the United States in 2009.

Managed Retirement Accounts

6.             In your retirement-account management business, do your services qualify as a “default” option in retirement plans? In other words, now that in many cases employees/ participants are automatically enrolled in defined-contribution plans (unless they opt out) there are some account types that qualify as default account options—broad funds-of-funds, balanced funds, etc. If your accounts don’t qualify for this designation, why not? This would seem to be a significant long-term opportunity to serve more customers (particularly those who need the most guidance) while simultaneously building greater scale in the business.

Yes, our managed retirement accounts can qualify as a default investment option, depending on the preference of the retirement plan sponsor that offers our advice to their plan participants.

Acquisitions

7.             You noted that companies acquired in the past 12 months have roughly $38 million in annual revenue. Accounting for when these businesses were acquired, how much did they contribute to your revenue over the past 12 months?

We made six acquisitions in 2009, plus one in the first quarter of 2010. These acquisitions contributed $9.7 million in combined revenue in the first quarter of 2010. The table shows more detail on the date we completed each acquisition, as well as the period in which we included each acquired operation in revenue from acquisitions.

Acquisition	Date of Acquisition	Three months ended March 31, 2010
Global financial filings database business of Global Reports LLC	April 20, 2009	Entire period
Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.	May 1, 2009	Entire period
Andex Associates, Inc.	May 1, 2009	Entire period
Intech Pty Ltd	June 30, 2009	Entire period
Canadian Investment Awards and Gala	December 17, 2009	Entire period
Logical Information Machines, Inc.	December 31, 2009	Entire period
Footnoted business of Financial Fineprint Inc.	February 1, 2010	February 1 through March 31, 2010

8.             Is it typical for MORN to obtain non-competes from companies/management teams that you acquire where the founder/significant management personnel will not be staying on?  For how long do any of those non-competes typically last?

Yes, we typically negotiate non-compete agreements with founders and other significant management owners regardless of their intent to stay on or leave the company. The length of the agreement varies, but it’s typically a couple of years.

Old Broad Street Research Acquisition

9.             What was recently acquired UK firm Old Broad Street Research’s revenue in 2009? Was the company profitable last year? What does the company add to your portfolio of products and services?

We generally don’t disclose profitability for companies that we acquire, and we only report revenue for larger acquisitions. Instead, we report a combined figure for total revenue contributed by acquisitions in our earnings releases and public filings.

Old Broad Street Research (OBSR) is one of the UK’s leading independent retail investment funds research and consultancy companies, and is well-respected by advisors and institutions. Our acquisition of OBSR will strengthen our research capabilities in one of our key global markets, and supports one of our growth strategies, which is to continue building our thought leadership in investment research. OBSR also has a well-respected investment consulting business that we expect to complement Morningstar’s consulting offerings in Europe.

We believe the combination of Morningstar’s core skills in design, technology, research, and data along with OBSR’s experience in helping UK clients with their preparation for the Financial Services Authority’s Retail Distribution Review (RDR) will allow us to develop a best-in-class solution for clients.

OBSR is recognized as one of the leading independent retail investment funds research and consultancy companies in the UK. The company specializes in providing dedicated consultancy services along with research and analysis of retail investment funds and product wrappers.

OBSR’s in-depth qualitative and independent investment research and fund ratings are widely used by financial advisors to create client recommendations on various financial products. The company’s investment consulting services include model portfolio solutions as well as governance advice and reporting services. OBSR also serves life insurance companies and investment and wrap platforms in the design and management of the client company’s funds, including asset allocation, portfolio construction, and manager selection.

10.      What are your plans for Old Broad Street?  Will the founders be remaining with the Company?  If not, will they have a non-compete clause?

Yes, we expect the senior management team to remain with the company and be part of the development of the business in the future. Managing directors Richard Downs, Richard Romer-Lee, and Nigel Whittingham will continue to lead the business. They will report to Don Phillips, president of fund research for Morningstar, and Patrick Reinkemeyer, president of Morningstar Associates, LLC.

We plan to combine OBSR’s research efforts with Morningstar’s. Richard Romer-Lee will lead the combined research teams in the UK, working alongside Chris Traulsen, who leads Morningstar’s Pan-European and Asian Research Team.

11.      I am a financial analyst covering Morningstar’s recently announced acquisition of Old Broad Street Research, and I would be very grateful if you could answer a quick question. Is the £11.95 million purchase price stated on an enterprise value basis, adjusted for OBSR’s debt and cash balances?

The £11.95 million purchase price (approximately $18.3 million) is for a debt-free company. The sellers pay off any debt from these proceeds. This amount is subject to post-closing adjustments, including a working capital adjustment that provides adequate levels of working capital (including cash) to run the business.

Joe Mansueto’s Ownership Position

12.      Does Joe Mansueto hold any of his stake in MORN in a trust or trusts?

No, Joe does not own any of his shares in a trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: May 7, 2010	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer